Exhibit 10.4

FIRST AMENDMENT TO EMPLOYMENT AGREEMENT

This FIRST AMENDMENT TO EMPLOYMENT AGREEMENT (this “Amendment”) is effective as of the 11th day of March, 2025 (the “Effective Date”), by and between Actuate Therapeutics, Inc., a Delaware corporation (the “Company”), and Andrew Mazar, an individual currently residing at [●] (the “Executive” and together with the Company, the “Parties” and each individually, a “Party”).

RECITALS

WHEREAS, each of the Company and the Executive is a party to that certain Employment Agreement, dated June 1, 2022 (the “Employment Agreement”); and

WHEREAS, in consideration of the services performed by the Executive for and on behalf of the Company to the date hereof, and the services that the Company expects the Executive to perform for and on behalf of the Company from and after the date hereof, the Parties desire to amend certain provisions of the Employment Agreement.

NOW, THEREFORE, in consideration of the foregoing, of the mutual covenants and agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the Parties, the Parties do hereby agree and bind themselves as follows. Capitalized terms used, but not defined, in this Amendment, shall have the meanings set forth in the Employment Agreement.

1. Section 3(f)(ii) of the Employment Agreement shall be amended by deleting such section in its entirety and substituting the following in lieu thereof:

“In addition to the Signing Award, in the event the Company is sold on or prior to December 31, 2026 for cash in a transaction valued at or above $29.56 per share (a “Sale Transaction”), immediately prior to the consummation of such Sale Transaction, the Executive shall be granted that number of shares of Common Stock under the Plan that brings Executive’s total ownership of Common Stock as of the day immediately prior to the closing of the Sale Transaction (taking into account any shares owned by Executive separate and apart from the shares awarded in the Sale Transaction) to 2.0% of the issued and outstanding shares of Common Stock on a fully diluted basis (the “Transaction Shares”), subject to a pro-rata reduction taking into account other awards triggered by the Sale Transaction to comply with any limitations in shares available under the Company’s stock plan that is then effect. The Transaction Shares shall be fully vested as of the date of grant. For purposes of this Agreement, a Sale Transaction shall include a sale of all of the capital securities of the Company or a sale of substantially all of the Company’s assets in a single transaction or series of related transactions, or a merger of the Company with another entity regardless of whether the Company is the surviving entity in such transaction.”

2. No Other Changes. Except as set forth in this Amendment, the other provisions of the Employment Agreement shall remain in full force and effect in accordance with their respective terms. Nothing contained herein shall constitute a waiver of any rights or claims of any Party heretofore or hereafter arising under or related to the Employment Agreement. From and after the date hereof, references in the Employment Agreement to “this Agreement” shall be construed to refer to the Employment Agreement as amended hereby, unless the context clearly otherwise requires.

3. General Provisions. The provisions of Sections 8(d), 8(g) and 8(q) of the Employment Agreement apply to this Amendment as if set forth herein, mutatis mutandis.

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 [Signature Page to First Amendment to Employment Agreement]

IN WITNESS WHEREOF, the parties hereto have duly executed this Amendment effective as of the date set forth above.

EXECUTIVE	ACTUATE THERAPEUTICS, INC.

/s/ Andrew Mazar	By:	/s/ Daniel M. Schmitt
Andrew Mazar	Name:	Daniel M. Schmitt
	Title:	President & CEO

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